                                               Filed pursuant to rule 424(b)(3)
                                               Registration Nos. 33-59369 and
                                                                 33-60108



PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED AUGUST 9, 1995)

                                  $150,000,000

                       PIEDMONT NATURAL GAS COMPANY, INC.

                          MEDIUM-TERM NOTES, SERIES B
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

    Piedmont Natural Gas Company, Inc. (the "Company") may offer from time to time its Medium-Term Notes, Series B (the "Notes"), at an aggregate initial public offering price of up to $150,000,000, subject to reduction as a result of the sale of other Debt Securities (as defined in the accompanying Prospectus). Each Note will mature nine months or more from its date of original issuance (the "Issue Date"), as selected by the initial purchaser and agreed to by the Company. The Notes may be subject to optional redemption, or obligate the Company to redeem or purchase the Notes pursuant to sinking fund or analogous provisions or at the option of the registered owner (the "Holder") thereof, in each case as indicated in the applicable Pricing Supplement. The Notes will be denominated in U.S. dollars and, unless otherwise indicated in the applicable Pricing Supplement, will be issued in fully registered form in denominations of $100,000 and integral multiples of $1,000 in excess thereof.

    The interest rate or interest rate formula, if any, issue price, stated maturity and redemption provisions, if any, for each Note will be established by the Company on its Issue Date and will be set forth in a Pricing Supplement. Each interest-bearing Note will bear interest at either (a) a fixed rate (a "Fixed Rate Note") or (b) a variable rate determined by reference to an interest rate formula (a "Floating Rate Note"), which may be adjusted by adding or subtracting a spread or multiplying by a spread multiplier, if any, unless otherwise indicated in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the interest payment dates for Fixed Rate Notes will by January 1 and July 1 of each year and at maturity (or upon redemption or acceleration thereof). The interest payment dates for Floating Rate Notes will be as indicated herein or in the applicable Pricing Supplement and, unless otherwise indicated in the applicable Pricing Supplement, the interest rate formula for Floating Rate Notes will be the Commercial Paper Rate, the CD Rate, the Prime Rate, the Federal Funds Effective Rate, LIBOR or the Treasury Rate (in each case, as defined herein). Interest rates, or interest rate formulas, are subject to change by the Company from time to time, but no such change will affect any Note already issued or as to which an offer to purchase has been accepted by the Company.

    Unless otherwise specified in the applicable Pricing Supplement, each Note will be issued in fully registered form and will be represented by the master security (a "Book-Entry Note") registered in the name of a nominee of The Depository Trust Company ("DTC") or another depositary (DTC or such other depositary as is specified in the applicable Pricing Supplement is herein referred to as the "Depositary"). Interests in Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Except as described under "Description of Notes -- Book-Entry System", owners of beneficial interests in Book-Entry Notes ("Beneficial Owners") will not be entitled to receive physical delivery of Note certificates and will not be considered the Holders thereof.
                         ------------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT,
             ANY PRICING SUPPLEMENT HERETO OR THE PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================================================================
                                                             PRICE TO              AGENTS'                   PROCEEDS TO
                                                            PUBLIC (1)          COMMISSIONS(2)              COMPANY(2)(3)
--------------------------------------------------------------------------------------------------------------------------------
Per Note................................................       100%              .125%-.750%               99.875%-99.250%
--------------------------------------------------------------------------------------------------------------------------------
Total...................................................   $150,000,000      $187,500-$1,125,000      $149,812,500-$148,875,000
================================================================================================================================

(1) The Notes will be issued at 100% of their principal amount unless otherwise set forth in the applicable Pricing Supplement.
(2) The Company will pay a commission to Bear, Stearns & Co. Inc., Citicorp Securities, Inc. and Smith Barney Inc., as agents (collectively, the "Agents"), in the form of a discount off the principal amount of any Note sold through such Agent, ranging from .125% to .750%, depending on the stated maturity of the Note (except that the Company and the Agents may agree to a higher commission for maturities in excess of 30 years). The Company may also sell Notes to any Agent at a discount for resale to investors and other purchasers at varying prices related to prevailing market prices at the time of resale, as determined by such Agent. The Company has agreed to indemnify each Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
(3) Before deducting other expenses payable by the Company estimated at
    $269,828.
                         ------------------------------
    The Notes are being offered on a continuing basis by the Company through the Agents, each of whom has agreed to use reasonable best efforts to solicit offers to purchase the Notes. In addition, the Notes may be sold to the Agents, as principal, for resale to investors and other purchasers. The Company also may sell the Notes directly to investors on its own behalf, in which case no commission will be paid. The Notes will not be listed on any securities exchange, and there can be no assurance that the Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Notes. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company or the Agent who solicits any offer may reject such offer in whole or in part. See "Plan of Distribution of Notes".
                         ------------------------------
BEAR, STEARNS & CO. INC.

                           CITICORP SECURITIES, INC.
                                                               SMITH BARNEY INC.

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS SEPTEMBER 20, 1995

     IN CONNECTION WITH THIS OFFERING, THE AGENTS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the Notes offered hereby supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of Debt Securities set forth under the heading "Description of Debt Securities" in the accompanying Prospectus (the "Prospectus"), to which description reference is hereby made. The Notes are referred to in the Prospectus as the "Offered Securities". The following description will apply to the Notes unless otherwise specified in the applicable Pricing Supplement.

GENERAL

     The Notes are part of a single series of Debt Securities of the Company issuable under the Indenture referred to in the Prospectus between the Company and Citibank, N.A., as trustee (the "Trustee"). The Notes are initially limited to an aggregate principal amount not to exceed $150,000,000 (or, if any Notes are to be Original Issue Discount Notes (as defined herein) or Indexed Notes (as defined herein), such principal amount as shall result in an aggregate initial offering price equivalent to no more than $150,000,000), reduced by an amount equal to the aggregate initial offering price of any other Debt Securities, including any other series of medium-term notes, issued from time to time by the Company. The foregoing limit, however, may be increased by the Company if in the future it determines that it may wish to sell additional Notes. For a description of the rights attaching to the Debt Securities under the Indenture, see "Description of Debt Securities" in the Prospectus.

     The Notes will be offered on a continuing basis and (unless specified in the applicable Pricing Supplement) will mature at par at least nine months from the Issue Date, as selected by the purchaser and agreed to by the Company, and may be subject to redemption at the option of the Company, or obligate the Company to redeem or purchase the Notes pursuant to sinking fund or analogous provisions or at the option of the Holders thereof prior to maturity at the price or prices and on or after the date or dates specified in the applicable Pricing Supplement. The Notes will be denominated in U.S. dollars and, unless otherwise specified in the applicable Pricing Supplement, will be issuable only in fully registered form in denominations of $100,000 and integral multiples of $1,000 in excess thereof.

     Unless otherwise specified in an applicable Pricing Supplement, each Note will be issued as a Book-Entry Note registered in the name of the Depositary or its nominee. So long as the Depositary is the registered owner of the master security, the Depositary or its nominee, as the case may be, will be considered the Holder of the Book-Entry Note or Notes represented by such master security for all purposes under the Indenture. See "Book-Entry System" below.

     The Notes may be issued as Original Issue Discount Notes. An "Original Issue Discount Note" is a Note which is issued at a price lower than the principal amount thereof and which provides that upon redemption or acceleration of the maturity thereof an amount less than the principal thereof shall become due and payable. In the event of redemption or acceleration of the maturity of an Original Issue Discount Note, the amount payable to the Holder of such Note upon such redemption or acceleration will be determined in accordance with the terms of the Note, but will be an amount less than the amount payable at the stated maturity of such Note. In addition, a Note issued at a discount may, for United States Federal income tax purposes, be considered an original issue discount note, regardless of the amount payable upon redemption or acceleration of maturity of such Note. See "Certain Federal Tax Considerations -- Original Issue Discount" in the Prospectus.

     The Notes may also be issued as "Indexed Notes", the principal amount of which is payable at or prior to maturity and the interest on which and/or any premium payable with respect to which will be determined by reference to an index or indices (e.g., the difference in price of specified security or commodity on certain dates, a securities or commodity index or any other index or indices). The applicable Pricing Supplement relating to such Indexed Notes will set forth the terms of such Note, which may include the method by and the terms on which the amount of principal (payable on or prior to the maturity date), interest and/or any premium will be determined, any additional tax consequences to the Holders of such Notes, a description of certain risks associated with investment in such Notes and other information relating to such Notes.

     Notes other than Book-Entry Notes may be presented for registration of transfer or exchange at the Corporate Trust Office of Citibank, N.A., in the Borough of Manhattan, the City of New York, under the circumstances described under "Description of Debt Securities -- Exchange, Registration and Transfer" in the Prospectus.

     Unless otherwise specified in the Pricing Supplement, the Company will be entitled to defease the Notes subject to compliance with the terms of the Indenture. See "Description of Debt Securities -- Satisfaction and Discharge" in the Prospectus. The Company may at any time purchase Notes at any price in the open market or otherwise. Notes so purchased by the Company may be held or resold or, at the discretion of the Company, may be surrendered to the Trustee for cancellation. Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be entitled to the benefits of a sinking fund.

PAYMENT OF PRINCIPAL, PREMIUM AND INTEREST

     Principal of, premium, if any, and interest payments on Book-Entry Notes registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Book-Entry Note as described under "Book-Entry Notes". Neither the Company, the Trustee, any paying agent nor the registrar for such Book-Entry Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Book-Entry Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of a Book-Entry Note, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Book-Entry Note as shown on the records of such Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Book-Entry Note held through such participants will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants.

     Unless otherwise specified in the applicable Pricing Supplement, payments of interest (other than interest payable at maturity or upon earlier redemption or repayment) on Notes issued in certificated form will be made by mailing a check to the Holder at the address of such Holder appearing on the Debt Securities Register (as defined in the Prospectus) on the applicable Record Date (as defined herein). Notwithstanding the foregoing, a Holder of $1,000,000 or more in aggregate principal amount of Notes, other than Book-Entry Notes, of like tenor and terms shall be entitled to receive such payments by wire transfer of immediately available funds, but only if appropriate payment instructions have been received in writing by the Trustee not less than fifteen days prior to the applicable Interest Payment Date. Unless otherwise specified in the applicable Pricing Supplement, principal, premium, if any, and interest payable at maturity or upon earlier redemption or repayment in respect of Notes, other than Book-Entry Notes, will be paid in immediately available funds upon surrender of such Notes at the Corporate Trust Office of Citibank, N.A. in the Borough of Manhattan, the City of New York or such other office or agency of the Company maintained for such purpose in the Borough of Manhattan, the City of New York.

     The applicable Pricing Supplement relating to a Note will designate, in the case of a Fixed Rate Note, a fixed rate of interest per annum payable on such Fixed Rate Note and, in the case of a Floating Rate Note, one of the following interest rate formulas as applicable to such Floating Rate
Note: (i) the Commercial Paper Rate (as defined below), in which case such Note will be a "Commercial Paper Rate Note"; (ii) the CD Rate (as defined below), in which case such Note will be a "CD Rate Note"; (iii) the Prime Rate, in which case such Note will be a "Prime Rate Note"; (iv) the Federal Funds Effective Rate (as defined below), in which case such Note will be a "Federal Funds Effective Rate Note"; (v) the Treasury Rate (as defined below), in which case such Note will be a "Treasury Rate Note"; (vi) LIBOR, in which case such Note will be a "LIBOR Note"; or (vii) such other interest rate formulas as is set forth in such Pricing Supplement. The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually (each an "Interest Reset Period") as set forth in each such Floating Rate Note, or as may otherwise be specified in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, each Note will bear interest from its Issue Date at the rate per annum (in the case of a Fixed Rate Note), or pursuant to the interest rate formula (in the case of a Floating Rate Note), stated in the applicable Pricing Statement until the principal thereof is paid or made available for payment. Interest will be payable on each interest payment date ("Interest Payment Date") and at maturity or, if applicable, upon redemption or acceleration. Interest will be payable to the Holder thereof (which in the case of Book-Entry Notes will be the Depositary or its nominee) at the close of business on the Record Date (as defined herein) next preceding each Interest Payment Date; provided, however, that interest payable at maturity or, if applicable, upon redemption or acceleration, will be payable to the person to whom principal shall be payable (which in the case of Book-Entry Notes will be the Depositary or its nominee). The "Record Date" with respect to any Interest Payment Date shall be the date fifteen calendar days (unless otherwise specified in the applicable Pricing Supplement) immediately preceding such Interest Payment Date whether or not such date is a Business Day. "Business Day", as used herein, shall mean any day which is not a Saturday, a Sunday or a day on which banks and trust companies in New York, New York are authorized or obligated by law, regulation or executive order to remain closed. The first payment of interest on any Note issued between a Record Date and an Interest Payment Date will be made on the Interest Payment Date following the next succeeding Record Date to the Holder on such next succeeding Record Date. The person in whose name any Note is registered at the close of business on the Record Date with respect to an Interest Payment Date shall be entitled to receive interest on such date notwithstanding the cancellation of such Note upon any registration of transfer or exchange subsequent to such Record Date and prior to such Interest Payment Date.

     Interest rates, interest rate formulas and the various other variable terms of the Notes described herein are subject to change by the Company from time to time, but no such change will affect any Note already issued or as to which an offer to purchase has been accepted by the Company.

FIXED RATE NOTES

     Each Fixed Rate Note will bear interest from its Issue Date at the rate per annum stated on the face thereof, until the principal thereof is paid or made available for payment. Unless otherwise specified in the applicable Pricing Supplement, the Interest Payment Dates for Fixed Rate Notes will be January 1 and July 1 of each year and at maturity (or upon redemption or acceleration thereof). Interest payments for Fixed Rate Notes shall be the amount of interest accrued to, but excluding, the relevant Interest Payment Date, and will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any Interest Payment Date is not a Business Day, interest on Fixed Rate Notes will be paid on the next succeeding Business Day and, unless otherwise specified by the applicable Pricing Supplement, no interest shall accrue for the period from and after such Interest Payment Date to such next succeeding Business Day.

FLOATING RATE NOTES

     Unless otherwise specified in the applicable Pricing Supplement, the interest rate on each Floating Rate Note will be calculated by reference to the specified interest rate formula, which will be adjusted by adding or subtracting the Spread or multiplying by the Spread Multiplier, if any. The "Spread" is the number of basis points specified in the applicable Pricing Supplement as being applicable to the interest rate for such Floating Rate Note and the "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement as being applicable to the interest rate for such Floating Rate Note. A Floating Rate Note may also have either or both of the following: (i) a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest period; and (ii) a minimum limitation, or floor, on the rate of interest which may accrue during any interest period. In addition to any maximum interest rate which may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

     The applicable Pricing Supplement will specify the interest rate formula, the amount or amounts of the Spread or Spread Multiplier, if any, and the maximum or minimum interest rate limitation, if any, applicable to each Floating Rate Note. In addition, such Pricing Supplement will define or specify for each Floating Rate Note the following terms, if applicable: Calculation Agent, Calculation Dates, Initial Interest Rate, Interest Payment Period, Interest Payment Dates, Record Dates, Index Maturity, Interest Reset Period, Interest Reset Date and such other terms that are applicable to such Note, if any. "Index Maturity" means, with respect to a Floating Rate Note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the rate of interest on a Floating Rate Note in effect on any day will be (a) if such day is an Interest Reset Date with respect to such Floating Rate Note, the interest rate on such Floating Rate Note on such Interest Reset Date, or (b) if such day is not an Interest Reset Date with respect to such Floating Rate Note, the interest rate on such Floating Rate Note on the immediately preceding Interest Reset Date with respect to such Floating Rate Note; provided, however, that (i) the interest rate in effect from the Issue Date of a Floating Rate Note to but excluding the first Interest Reset Date with respect to such Floating Rate Note will be the Initial Interest Rate (as set forth in the applicable Pricing Supplement), and (ii) the interest rate in effect for the ten days immediately prior to maturity of a Floating Rate Note will be that in effect on the tenth day preceding such maturity. Subject to applicable provisions of law and except as described herein, the rate of interest on a Floating Rate Note on any Interest Reset Date with respect thereto will be the rate of interest determined with respect to the Interest Determination Date pertaining to such Interest Reset Date as determined in accordance with the applicable provisions described below.

     Unless otherwise specified in the applicable Pricing Supplement, the rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually (each an "Interest Reset Date"). Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Date will be, in the case of Floating Rate Notes which reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) which reset weekly, the Wednesday of each week; in the case of Treasury Rate Notes which reset weekly, except as provided in the following paragraph, the Tuesday of each week; in the case of Floating Rate Notes which reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December; in the case of Floating Rate Notes which reset semi-annually, the third Wednesday of two months of each year, as indicated in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, the third Wednesday of one month of each year, as indicated in the applicable Pricing Supplement. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day with respect to such Note, such Interest Reset Date shall be the next succeeding Business Day with respect to such Note, except that if such Note is a LIBOR Note and the next succeeding Business Day falls in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day.

     Unless otherwise specified in the applicable Pricing Supplement, the Interest Determination Date pertaining to an Interest Reset Date for a Commercial Paper Rate Note (the "Commercial Paper Interest Determination Date"), a CD Rate Note (the "CD Rate Interest Determination Date"), a Prime Rate Note (the "Prime Rate Interest Determination Date") or a Federal Funds Effective Rate Note (the "Federal Funds Effective Interest Determination Date") will be the second Business Day preceding the Interest Reset Date with respect to such Note. Unless otherwise specified in the applicable Pricing Supplement, the Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note (the "LIBOR Interest Determination Date") will be the second Business Day preceding such Interest Reset Date. Unless otherwise specified in the applicable Pricing Supplement, the Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note (the "Treasury Interest Determination Date") will be the day of the week in which such Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Interest Determination Date pertaining to the Interest Reset Date for a Treasury Rate Note occurring in the next succeeding week. If an auction falls on a day that is an Interest Reset Date, such Interest Reset Date will be the next following Business Day.

     Unless otherwise indicated in the applicable Pricing Supplement and except as provided below, interest will be payable, in the case of Floating Rate Notes which reset daily, weekly, or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year (as indicated in the applicable Pricing Supplement); in the case of Floating Rate Notes which reset quarterly, on the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes which reset semi-annually, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, on the third Wednesday of the month specified in the applicable Pricing Supplement (each an "Interest Payment Date"), and in each case, at maturity or, if applicable upon redemption or acceleration thereof. If, pursuant to the preceding sentence, an Interest Payment Date with respect to any Floating Rate Note would otherwise be a day that is not a Business Day with respect to such Note, such Interest Payment Date shall be the next succeed Business Day with respect to such Note, except that if such Note is a LIBOR Note and the next succeeding Business Day falls in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day. Unless otherwise indicated in the applicable Pricing Supplement, the Record Date with respect to Floating Rate Notes shall be the date 15 calendar days prior to each Interest Payment Date, whether or not such date shall be a Business Day.

     Unless otherwise indicated in the applicable Pricing Supplement, interest payments for a Floating Rate Note shall be the amount of interest accrued to but excluding the Interest Payment Date; provided, however, that if the Interest Reset Dates with respect to any Floating Rate Note are daily or weekly, interest payable on any Interest Payment Date, other than interest payable on any date on which principal on any such Note is payable, will include interest accrued to and including the Record Date next preceding such Interest Payment Date.

     The interest accrued for any period is calculated by multiplying the face amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day in such period. Unless otherwise specified in the Note and the applicable Pricing Supplement, the interest factor (expressed as a decimal rounded upwards, if necessary, as described below) for each such day is computed by dividing the interest rate (expressed as a decimal rounded upwards, if necessary, as described below) applicable to such date by 360, in the case of Commercial Paper Rate Notes, CD Rate Notes, Prime Rates Notes, Federal Funds Effective Rate Notes or LIBOR Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes.

     Unless otherwise specified in a Pricing Supplement, all percentages resulting from any calculation on Floating Rate Notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or
 .09876545) being rounded to 9.987655% (or .0987655) and 9.876544% (or .
09876544) being rounded to 9.87654% (or .0987654)), and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent (with one-half cent being rounded upwards).

     The "Calculation Date" pertaining to an Interest Determination Date will be the tenth calendar day after such Interest Determination Date or, if any such day is not a Business Day, the next succeeding Business Day.

     Unless otherwise specified in the applicable Pricing Supplement, Citibank, N.A., the Trustee under the Indenture, will be the calculation agent (the "Calculation Agent") with respect to the Floating Rate Notes. Upon the request of the Holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect, and, if different, the interest rate which will become effective as a result of a determination made on the most recent Interest Reset Date with respect to such Floating Rate Note.

     All determinations made by the Calculation Agent (except to the extent expressly provided herein or in the applicable Pricing Supplement) shall be, in the absence of manifest error, conclusive for all purposes and binding on Holders of the Notes and the Company, and the Calculation Agent shall have no liability therefor.

  Commercial Paper Rate Notes

     Each Commercial Paper Rate Note will bear interest at the interest rate (calculated with reference to the Commercial Paper Rate and the Spread or Spread Multiplier, if any) specified on the face of such Commercial Paper Rate Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Commercial Paper Interest Determination Date, the Money Market Yield (calculated as described below) of the rate on such date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" ("H.15(519)"), or any successor publication, under the heading "Commercial Paper". In the event that such rate is not published prior to 9:00 A.M., New York City time, on the Calculation Date pertaining to such Commercial Paper Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield of the rate on such Commercial Paper Interest Determination Date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 P.M. Quotations for U.S. Government Securities" ("Composite Quotations") under the heading "Commercial Paper". If such rate is neither published in either H.15(519) by 9:00 A.M., New York City time, on such Calculation Date nor in Composite Quotations by 3:00 P.M., New York City time, on such date, the Commercial Paper Rate for that Commercial Paper Interest Determination Date shall be the Money Market Yield of the arithmetic mean, as calculated by the Calculation Agent on such Calculation Date, of the offered rates, as of 11:00 A.M., New York City time, on that Commercial Paper Interest Determination Date, of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent for commercial paper having the Index Maturity specified in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized rating agency; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate will be the Commercial Paper Rate in effect on such Commercial Paper Interest Determination Date.

     "Money Market Yield" shall be a yield (expressed as a percentage rounded upwards, if necessary, to the next higher one-hundred thousandth of a percentage point) calculated in accordance with the following formula:

Money Market Yield   =        D X 360       X 100
                           -------------
                           360 - (D X M)

where "D" refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

  CD Rate Notes

     Each CD Rate Note will bear interest at the interest rate (calculated with reference to the CD Rate and the Spread or Spread Multiplier, if any) specified on the face of such CD Rate Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "CD Rate" means, with respect to any CD Rate Interest Determination Date, the rate on such date for negotiable certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading "CDs (Secondary Market)". In the event that such rate is not published prior to 9:00 A.M., New York City time, on the Calculation Date pertaining to such CD Rate Interest Determination Date, then the CD Rate shall be the rate on such CD Rate Interest Determination Date for negotiable certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published in Composite Quotations under the heading "Certificates of Deposit". If such rate is neither published in either H.15(519) by 9:00 A.M., New York City time, on such Calculation Date nor in Composite Quotations by 3:00 P.M., New York City time, on such date, the CD Rate for that CD Interest Determination Date shall be calculated by the Calculation Agent and shall be the arithmetic mean (rounded upwards, if necessary, to the next higher one-hundred thousandth of a percentage point) of the secondary market offered rates, as of 10:00 A.M., New York City time, on that CD Rate Interest Determination Date, of three leading nonbank dealers of negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money market banks with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement in a denomination of $5,000,000; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the CD Rate will be the CD Rate in effect on such CD Rate Interest Determination Date.

  Prime Rate Notes

     Each Prime Rate Note will bear interest at the interest rate (calculated with reference to the Prime Rate and the Spread or Spread Multiplier, if any) specified on the face of such Prime Rate Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Prime Rate Interest Determination Date, the rate set forth on such date in H.15(519) under the heading "Bank Prime Loan". In the event that such rate is not published prior to 9:00 A.M., New York City time, on the Calculation Date pertaining to such Prime Rate Interest Determination Date, then the Prime Rate will be the arithmetic mean (rounded upwards, if necessary, to the next higher one-hundred thousandth of a percentage point) of the rates of interest publicly announced by each bank that appears on the Reuters Screen NYMF Page (as defined below) as such bank's prime rate or base lending rate as in effect for that Prime Rate Interest Determination Date. If fewer than four such rates but more than one such rate appear on the Reuters Screen NYMF Page for that Prime Rate Interest Determination Date, the Prime Rate will be the arithmetic mean (rounded upwards, if necessary, to the next higher one-hundred thousandth of a percentage point), as calculated by the Calculation Agent on such Calculation Date, of the prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date by four major money center banks in The City of New York selected by the Calculation Agent. If fewer than two quotations are provided, the Prime Rate shall be determined on the basis of the rates furnished in The City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, having total equity capital of at least $500 million and being subject to supervision or examination by Federal or State authority, selected by the Calculation Agent to provide such rate or rates; provided, however, that if the banks selected as aforesaid are not quoting as mentioned in this sentence, the Prime Rate will be the Prime Rate in effect on such Prime Rate Interest Determination Date.

     "Reuters Screen NYMF Page" means the display designated as page "NYMF" on the Reuters Monitor Money Rates Service (or such other page as may replace the NYMF page on that service for the purpose of displaying prime rates or base lending rates of major United State banks).

  Federal Funds Effective Rate Notes

     Each Federal Funds Effective Rate Note will bear interest at the interest rate (calculated with reference to the Federal Funds Effective Rate and the Spread or Spread Multiplier, if any) specified on the face of such Federal Funds Effective Rate Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Federal Funds Effective Rate" means, with respect to any Federal Funds Effective Interest Determination Date, the rate on such date for Federal Funds having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519)
under the heading "Federal Funds (Effective)". In the event that such rate is not published prior to 9:00 A.M., New York City time, on the Calculation Date pertaining to such Federal Funds Effective Interest Determination Date, then the Federal Funds Effective Rate will be the rate on such Federal Funds Effective Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate". If such rate was neither published in either H.15(519) by 9:00 A.M., New York City time on such Calculation Date nor in Composite Quotations by 3:00 P.M., New York City time, on such date, the Federal Funds Effective Rate for that Federal Funds Effective Interest Determination Date shall be the arithmetic mean, as calculated by the Calculation Agent on such Calculation Date, of the rates, as of 11:00 A.M., New York City time, on that Federal Funds Effective Interest Determination Date, for the last transaction in over-night Federal Funds arranged by three leading brokers of Federal Funds transactions in The City of New York selected by the Calculation Agent; provided, however, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Effective Rate will be the Federal Funds Effective Rate in effect on such Federal Funds Effective Interest Determination Date.

  LIBOR Notes

     Each LIBOR Note will bear interest at the interest rate (calculated with reference to LIBOR and the Spread or Spread Multiplier, if any) specified on the face on such LIBOR Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, LIBOR will be determined by the Calculation Agent in accordance with the following provisions:

          (a) With respect to any LIBOR Interest Determination Date, LIBOR will be determined on the basis of the offered rates for deposits of not less than $1,000,000 having the Index Maturity specified in the applicable Pricing Supplement, commencing on the second Business Day immediately following such LIBOR Interest Determination Date, which appear on the Reuters Screen LIBO Page (as defined below) as of 11:00 A.M., London time, on that LIBOR Interest Determination Date. If at least two such offered rates appear on the Reuters Screen LIBO Page, the rate for such LIBOR Interest Determination date will be the arithmetic mean of such offered rates as determined by the Calculation Agent. If fewer than two offered rates appear, LIBOR for such LIBOR Interest Determination Date will be determined as described in (b) below.

          (b) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates for the applicable Index Maturity appear on the Reuters Screen LIBO Page as described in (a) above, LIBOR will be determined on the basis of the rates at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date at which deposits in U.S. dollars having the Index Maturity specified in the applicable Pricing Supplement are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent commencing on the second Business Day immediately following such LIBOR Interest Determination Date and in a principal amount equal to an amount of not less than $1,000,000 that in the Calculation Agent's judgment is representative for a single transaction in such market at such time. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR for such LIBOR Interest Determination Date will be the arithmetic mean, as calculated by the Calculation Agent on such Calculation Date, of such quotations. If fewer than two quotations arc provided, LIBOR for such LIBOR Interest Determination Date will be the arithmetic mean, as calculated by the Calculation Agent on such Calculation Date, of the rates quoted at approximately 11:00 A.M., New York City time, on such LIBOR Interest Determination Date by three major banks in The City of New York, selected by the Calculation Agent, for loans in U.S. dollars to leading European banks having the specified Index Maturity commencing on the second Business Day immediately following such LIBOR Interest Determination Date and in a principal amount equal to an amount of not less than $1,000,000 that in the Calculation Agent's judgment is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR will be the LIBOR in effect on such LIBOR Interest Determination Date.

     "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks).

  Treasury Rate Notes

     Each Treasury Rate Note will bear interest at the interest rate (calculated with reference to the Treasury Rate and the Spread or Spread Multiplier, if any) specified on the face of such Treasury Rate Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Treasury Interest Determination Date, the rate for the most recent auction of direct obligations of the United States ("Treasury bills") having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading "U.S. Government Securities auction average (investment)" or, if not so published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Treasury Interest Determination Date, the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) for such auction as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury bills having the Index Maturity specified in the applicable Pricing Supplement are not published or reported as provided above by 3:00 P.M., New York City time, on such date, or if no such auction is held in a particular week, then the Treasury Rate shall be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean, as calculated by the Calculation Agent on such Calculation Date, of the secondary market bid rates as of approximately 3:30 P.M., New York City time, on such Treasury Interest Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent, for the issue of Treasury bills with a remaining maturity closest to the specified Index Maturity; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate will be the Treasury Rate in effect on such Treasury Interest Determination Date.

BOOK-ENTRY SYSTEM

     The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources (including DTC) that the Company believes to be reliable. The Company takes no responsibility for the accuracy thereof.

     Upon issuance, all Book-Entry Notes will be represented by a single master security (the "Master Security"). The Master Security representing Book-Entry Notes will be deposited with, or on behalf of, the Depositary and registered in the name of the Depositary or its nominee. Book-Entry Notes will not be exchangeable for Certificated Notes at the option of the holder and, except as set forth below, will not otherwise be issuable in definitive form. Unless otherwise specified in the applicable Pricing Supplement, DTC will be the Depositary.

     DTC has advised the Company and the Agents as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct

Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

     Purchases of Book-Entry Notes under the DTC System must be made by or through Direct Participants. Upon the issuance by the Company of Book-Entry Notes represented by the Master Security, the Depositary will credit, on its book-entry system, the respective principal amounts of the Book-Entry Notes represented by the Master Security to the accounts of Participants. The accounts to be credited shall be designated by the Agents or underwriters of such Book-Entry Notes, by certain other agents of the Company or by the Company if such Book-Entry Notes are offered and sold directly by the Company. The ownership interest of each Beneficial Owner will be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are expected to be effected by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Notes, except as set forth below. To facilitate subsequent transfers, all Notes deposited by Participants with DTC will be registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Notes with DTC and their registration in the name of Cede & Co. will not effect any change in beneficial ownership. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in Book-Entry Notes represented by the Master Security.

     So long as the Depositary for the Master Security, or its nominee, is the registered owner of the Master Security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the Book-Entry Notes represented by such Master Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in Book-Entry Notes represented by the Master Security will not be entitled to have Book-Entry Notes represented by such Master Security registered in their names, will not receive or be entitled to receive physical delivery of Book-Entry Notes in definitive form and will not be considered the owners or holders thereof under the Indenture. Unless and until it is exchanged in whole or in part for individual certificates evidencing the Book-Entry Notes represented thereby, the Master Security may not be transferred except as a whole by the Depositary for the Master Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor.

     The Company expects that conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. In addition, neither DTC nor Cede & Co. will consent or vote with respect to Notes. The Company has been advised that DTC's usual procedure is to mail an omnibus proxy to the Company as soon as possible after the record date with respect to such consent or vote. The omnibus proxy would assign Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on such record date (identified in a listing attached to the omnibus proxy).

     Payments of principal of and interest, if any, on the Book-Entry Notes represented by the Master Security registered in the name of the Depositary or its nominee will be made by the Company through the Paying Agent to the Depositary or its nominee, as the case may be, as the registered owner of the Master Security. Neither the Company, the Trustee, any Paying Agent nor the registrar for the Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Master Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company has been advised that DTC will credit the accounts of Direct Participants with payment in amounts proportionate to their respective holdings in principal amount of interest in the Master Security as shown on the records of DTC. The Company has been advised that DTC's practice is to credit Direct

Participants' accounts on the applicable payment date unless DTC has reason to believe that it will not receive payment on such date. The Company expects that payments by Participants to Beneficial Owners will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers. Such payments will be the responsibility of such Participants.

     The Company may at any time and in its sole discretion determine not to use the Depositary's book-entry system with respect to the Master Security and elect to use Global Securities, as described in the following sentence. In such event, upon issuance, all Book-Entry Notes having the same Issue Date, stated maturity date, reset, extension, redemption and repayment provisions, Interest Payment Period, Interest Payment Dates, Record Dates, and, in the case of Fixed Rate Notes, interest rate, or, in the case of Floating Rate Notes, Base Rate, Initial Interest Rate, Interest Reset Period, Interest Reset Dates, Spread and/or Spread Multiplier, if any, Maximum Interest Rate, if any, and Minimum Interest Rate, if any, would be represented by a single global security (a "Global Security"). Each Global Security representing Book-Entry Notes would be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or its nominee.

     If the Depositary with respect to the Master Security is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within 90 days, the Company will issue Certificated Notes in exchange for the Book-Entry Notes represented by the Master Security. In addition, the Company may at any time and in its sole discretion determine not to use the Depositary's book-entry system, and, in such event, will issue Certificated Notes in exchange for the Book-Entry Notes represented by the Master Security.

OPTIONAL REDEMPTION

     If one or more redemption dates (the "Redemption Dates") or range of Redemption Dates are specified in the applicable Pricing Supplement, the Notes described therein will be subject to redemption, in whole or in part, as specified in such Pricing Supplement, on any such date (or during any such range of dates) at the option of the Company upon not less than 30 days' or more than 60 days' notice, at the redemption price or prices specified in the applicable Pricing Supplement, together with interest accrued to the Redemption Date; provided, however, that interest installments due prior to the date fixed for redemption will be payable to the Holder of record at the close of business on the Record Date. If less than the entire principal amount of a Note is redeemed, the principal amount of such Note that remains outstanding after such redemption shall not be less than the minimum denomination of such Note. Redemption Dates, if any, will be fixed at the time of sale and set forth in the applicable Pricing Supplement and on the applicable Note. If no Redemption Date is indicated with respect to a Note, such Note will not be redeemable prior to maturity.

REDEMPTION AT THE OPTION OF THE HOLDER

     Notes may be subject to redemption at the option of the Holders thereof on the dates specified in the applicable Pricing Supplement ("Optional Repayment Dates"), if any. Optional Repayment Dates, if any, will be fixed at the time of sale and set forth in the applicable Pricing Supplement and on the applicable Note. If no Optional Repayment Date is indicated with respect to a Note, such Note will not be redeemable at the option of the Holder prior to maturity. On the Optional Repayment Date, the related Fixed Rate Note or Floating Rate Note will be redeemable, in whole or in part (provided that any remaining principal amount of such Note shall be at least $100,000), at the option of the Holder thereof at price equal to 100% of the principal amount to be repaid, together with interest thereon payable to the Optional Repayment Date (the "Optional Repayment Price"). Unless otherwise specified in the applicable Pricing Supplement, for any Note to be repaid in whole or in part at the option of the Holder thereof, the Trustee must receive not less than 30 nor more than 60 days prior to the Optional Repayment Date (i) the Note to be repaid with the form entitled "Option to Elect Redemption" set forth on the reverse of such Note duly completed or (ii) a telegram, telex, facsimile transaction or a letter from a member of a national securities exchange or the NASD or a commercial bank or a trust company in the U.S. setting forth the name of the Holder of the Note, the principal amount of the Note, the certificate number of the Note or a description of the Note's tenor or terms, the principal amount of the Note to be repaid, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note to be repaid with the form entitled "Option to Elect

Redemption" set forth on the reverse of the Note duly completed will be received by such Trustee no later than five Business Days after the date of such telegram, telex, facsimile transmission or letter and such Note and form duly completed are received by the Trustee by such fifth Business Day. Exercise of the redemption options shall be irrevocable.

     In the case of Book-Entry Notes, the Depositary or its nominee will be the Holder of such Note and therefore will be the only entity that can exercise a right to redemption. In order to ensure that the Depositary's nominee will timely exercise a right to redemption with respect to a particular Note, the Beneficial Owner of such Note must instruct the broker or other Direct or Indirect Participant through which it holds an interest in such Note to notify the Depositary of its desire to exercise a right to redemption. Different firms have different deadlines for accepting instructions from their customers and accordingly, each Beneficial Owner should consult the broker or other Direct or Indirect Participant through which it holds an interest in a Book-Entry Note in order to ascertain the time by which such an instruction must be given in order for timely notice to be delivered to the Depositary.

                         PLAN OF DISTRIBUTION OF NOTES

     The Notes are being offered on a continuous basis by the Company through Bear, Stearns & Co. Inc., Citicorp Securities, Inc. and Smith Barney Inc., the Agents, each of whom has agreed to use its reasonable best efforts to solicit purchases of the Notes. Unless otherwise determined, the Company will pay each Agent a commission of .125% to .750% of the principal amount of each Note sold through such Agent, depending upon maturity of the Note (except that the Company and the Agents may agree to a higher commission for maturities in excess of 30 years). The Company may sell Notes to any of the Agents at a discount for resale to investors at varying prices related to prevailing market prices at the time of resale, to be determined by such Agent. The Company may also sell the Notes directly to investors on its behalf. In the case of sales made directly by the Company no commission will be payable. The Company has agreed to reimburse the Agents for certain expenses.

     The Company may also sell Notes to an Agent as principal for its own account at a discount to be agreed upon at the time of sale. Such Notes may be resold to investors and other purchasers at prevailing market prices, or prices related thereto at the time of such resale or otherwise, as determined by the Agent. In addition, the Agents may offer the Notes they have purchased as principal to other dealers. The Agents may sell the Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer will not be in excess of 66 2/3% of the discount to be received by such Agent from the Company. After the initial public offering of Notes to be resold to investors and other purchasers on a fixed public offering price basis, the public offering price, concession and discount may be changed.

     The Company will have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part. Each Agent will have the right, in its discretion reasonably exercised, to reject any offer to purchase Notes received by it in whole or in part.

     No Note will have an established trading market when issued. The Notes will not be listed on any securities exchange. Each Agent may make a market in the Notes, but such Agent is not obligated to do so and may discontinue any market-making at any time without notice. There can be no assurance of a secondary market for any Notes, or that the Notes will be sold.

     The Company has agreed to indemnify each Agent against certain liabilities, including liabilities under the Securities Act of 1933 (the "Act") or to contribute to payments such Agent may be required to make in respect thereof. Each Agent may be deemed to be an "Underwriter" within the meaning of the Act.

     Citibank, N.A., the Trustee under the Indenture, is an affiliate of Citicorp Securities, Inc.

                               VALIDITY OF NOTES

     The validity of the Notes will be passed upon for the Company by Amos & Jeffries, L.L.P., 230 North Elm Street, Greensboro, North Carolina 27401, and for the Agents by Mudge Rose Guthrie Alexander & Ferdon LLP, 180 Maiden Lane, New York, New York 10038. Mudge Rose Guthrie Alexander & Ferdon LLP will rely on the opinion of Amos & Jeffries, L.L.P., as to all matters involving state regulatory consents and approvals. The opinions of Amos & Jeffries, L.L.P., and Mudge Rose Guthrie Alexander & Ferdon LLP will be conditioned upon, and subject to certain assumptions regarding, future action required to be taken by the Company and the Trustee in connection with the issuance and sale of any particular Note, the specific terms of Notes and other matters which may affect the validity of Notes but which cannot be ascertained on the date of such opinions.

PROSPECTUS
----------

                       PIEDMONT NATURAL GAS COMPANY, INC.

                                  $150,000,000

                                DEBT SECURITIES

                             ---------------------

     Piedmont Natural Gas Company, Inc. (the "Company") intends to offer and issue from time to time in one or more series up to $150,000,000 aggregate principal amount of unsecured notes, debentures and other evidences of indebtedness (the "Debt Securities"). The Debt Securities may be offered as separate series in amounts, at prices and on terms to be determined when an agreement to sell is made or at the time or times of sale, as the case may be, and set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement"), which will be delivered to the offerees.

     The terms of each series of the Debt Securities, including, where applicable, the specific designation, aggregate principal amount, authorized denominations, interest rate or rates (which may be fixed or variable), maturity, any premium, any interest payment dates, any optional or mandatory redemption terms, the initial public offering price, the proceeds to the Company and any other terms of the offering of such series will be set forth in one or more Prospectus Supplements. Debt Securities may be issued with amounts payable in respect of principal of or premium or interest on the Debt Securities determined by reference to the value, rate or price of one or more specified indices.

     The Debt Securities may be sold (i) to or through underwriting syndicates represented by managing underwriters, or by underwriters without a syndicate, such underwriters to be designated at the time of sale; (ii) through agents designated from time to time; or (iii) directly by the Company. See "Plan of Distribution." The names of any underwriters or agents involved in the offering and sale of the Debt Securities and any applicable commissions or discounts will be set forth in the corresponding Prospectus Supplement. The net proceeds to the Company from such sale also will be set forth in such Prospectus Supplement.

     This Prospectus may not be used to consummate sales of Debt Securities unless accompanied by a Prospectus Supplement.

                             ---------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
         ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is August 9, 1995.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the following public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
Commission: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of this material may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is listed on the New York Stock Exchange ("NYSE"), and reports, proxy statements and other information concerning the Company may be inspected and copied at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

     This Prospectus does not contain all of the information set forth in the Registration Statements on Form S-3, of which this Prospectus is a part, and exhibits relating thereto which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "1933 Act"). Reference is made to such Registration Statements and to the exhibits relating thereto for further information with respect to the Company and the Debt Securities offered hereby. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, previously filed by the Company with the Commission pursuant to Section 13 of the 1934 Act, are incorporated herein by reference:

          (a) Annual Report on Form 10-K for the year ended October 31, 1994;

          (b) Quarterly Reports on Form 10-Q for the quarters ended January 31, 1995 and April 30, 1995; and

          (c) Current Report on Form 8-K filed on February 27, 1995.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities hereby offered shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. The documents incorporated or deemed to be incorporated herein by reference are sometimes hereinafter called the "Incorporated Documents." Any statement contained herein or in the Incorporated Documents shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in the accompanying Prospectus Supplement or in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The information relating to the Company contained in this Prospectus does not purport to be comprehensive and is based upon information contained in the Incorporated Documents. Accordingly, the information contained herein should be read together with the information contained in the Incorporated Documents.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE INCORPORATED DOCUMENTS (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS). REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO THE OFFICE OF THE SECRETARY, PIEDMONT NATURAL GAS COMPANY, INC., 1915 REXFORD ROAD, POST OFFICE BOX 33068, CHARLOTTE, NORTH CAROLINA 28233; TELEPHONE NUMBER (704) 364-3120.

                                  THE COMPANY

     The Company is an energy and services company primarily engaged in the transportation and sale of natural gas and the sale of propane to over 560,000 residential, commercial and industrial natural gas and propane customers in North Carolina, South Carolina and Tennessee. The Company was incorporated in 1993 under the laws of the State of North Carolina under the name "PNG Acquisition Company" for the purpose of changing the state of incorporation of Piedmont Natural Gas Company, Inc., a New York corporation ("Old Piedmont"), from New York to North Carolina, and has succeeded to all assets, rights, liabilities and obligations of Old Piedmont as a result of the merger of Old Piedmont with and into the Company effective as of March 1, 1994. The Company, as the surviving corporation in the merger, changed its name immediately following the effective time of the merger to "Piedmont Natural Gas Company, Inc."

     The principal executive offices of the Company are maintained at 1915 Rexford Road, Post Office Box 33068, Charlotte, North Carolina 28233; telephone number (704) 364-3120.

     The Company's utility operations serve over 512,000 natural gas customers. The Company and its non-utility subsidiaries and divisions are also engaged in acquiring, marketing and arranging for the transportation of natural gas to large volume purchasers, in retailing residential and commercial gas appliances and in the sale of propane and propane appliances to over 47,000 customers in the Company's three-state service area.

     In the Carolinas, the Company's service area is comprised of numerous cities, towns and communities including Anderson, Greenville and Spartanburg in South Carolina and Charlotte, Salisbury, Greensboro, Winston-Salem, High Point, Burlington and the Hickory area in North Carolina. In Tennessee, the service area is the Nashville metropolitan area, including portions of eight adjoining counties. The Company's propane market is in and adjacent to its natural gas markets in all three states. The Company is principally engaged in the gas distribution industry and has no other reportable industry segments.

     The Company's utility operations are subject to regulation by the North Carolina Utilities Commission ("NCUC") and the Tennessee Public Service Commission ("TPSC") as to the issuance of securities, and by those commissions and by the Public Service Commission of South Carolina as to rates, service area, adequacy of service, safety standards, extensions and abandonment of facilities, accounting and depreciation. The Company is also subject to or affected by various federal regulations.

                                USE OF PROCEEDS

     Unless otherwise specified in the applicable Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be used for general corporate purposes, including construction of additional facilities, the repayment of short-term debt and working capital needs. Pending such use, the Company may temporarily invest the net proceeds in investment grade securities. The Company may, from time to time, engage in additional capital financing of a character and in amounts to be determined by the Company in light of its needs at such time or times and in light of prevailing market conditions. If the Company elects at the time of an issuance of the Debt Securities to make different or more specific use of proceeds other than that set forth herein, such use will be described in the Prospectus Supplement.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following are the consolidated ratios of earnings to fixed charges for the twelve-month period ended April 30, 1995, and each of the fiscal years of the Company in the five-year period ended October 31, 1994:

                                       TWELVE MONTHS
                                           ENDED                 YEARS ENDED OCTOBER 31,
                                         APRIL 30,       ----------------------------------------
                                           1995          1994     1993     1992     1991     1990
                                       -------------     ----     ----     ----     ----     ----
    Ratio of Earnings to Fixed
      Charges (unaudited)(1).........       2.94         2.91     3.28     3.16     2.19     2.58

---------------

(1) For purposes of computing the consolidated ratios, "earnings" represent the Company's net income from continuing operations plus applicable income taxes and fixed charges, and "fixed charges" represent interest expense, amortization of debt discount, premium and expense, and a portion of lease payments considered to represent an interest factor.

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Securities") and the extent, if any, to which such general provisions may apply to the Offered Securities will be described in the Prospectus Supplement relating to such Offered Securities.

     The Debt Securities will be issued under an Indenture dated as of April 1, 1993 between Old Piedmont and Citibank, N.A., as trustee (the "Trustee"), as amended by the First Supplemental Indenture dated as of February 25, 1994, among the Company, Old Piedmont and the Trustee (as so amended, the "Indenture"). The Indenture has been filed as Exhibits 4.1 and 4.2 to the Registration Statements of which this Prospectus is a part. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to and qualified in its entirety by reference to the provisions of the Indenture. Whenever particular sections or defined terms of the Indenture are referred to, it is intended that such sections or defined items shall be incorporated herein by reference. Unless otherwise indicated, capitalized terms shall have the meaning ascribed to them in the Indenture.

GENERAL

     The Debt Securities may be issued from time to time in one or more series. Although the amount of Debt Securities offered hereby will be limited to the aggregate initial offering price described on the cover page of this Prospectus, the Indenture does not contain any limitations on the amount of Debt Securities that may be issued thereunder at any time or from time to time in one or more series.

     The Debt Securities will be unsecured obligations of the Company and will rank equally and ratably with all other unsecured indebtedness of the Company. As of April 30, 1995, the Company had issued and outstanding senior notes with an aggregate principal amount of $188,000,000 and medium-term notes with an aggregate principal amount of $130,000,000.

     Reference is made to the applicable Prospectus Supplement for the specific terms of the Offered Securities, including: (1) the specific title of the Offered Securities; (2) any limit on the aggregate principal amount of the Offered Securities; (3) the person to whom any interest on the Offered Securities will be payable, if other than the person in whose name that Offered Security is registered at the close of business on the record date for such interest; (4) the date or dates on which the principal of the Offered Securities is payable; (5) the rate or rates at which the Offered Securities will bear interest, if any, or the formula pursuant to which such rate or rates will be determined, and the date or dates from which any such interest will accrue, and the date or dates for any interest payable; (6) the place or places where the principal, premium (if any) and interest on the Offered Securities will be payable, and the method of such payment; (7) the period or periods within which the price or prices at which and the terms and conditions upon which the Offered Securities may be redeemed, in whole or in part, at the option of the Company; (8) the obligation, if any, of the Company to purchase or redeem the Offered Securities pursuant to any sinking fund or analogous provision or at the option of holders thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Securities will be redeemed or purchased, in whole or in part, pursuant to such obligation; (9) the denominations in which the Offered Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (10) if the amount of payments of principal, premium (if any) or interest on the Offered Securities may be determined with reference to an index, the manner in which such amounts shall be determined; (11) whether the Offered Securities shall be issuable in whole or in part in the form of one or more Global Securities (as defined under "Exchange Registration and Transfer") and, if so, the securities depository or depositories for such Global Security or Securities (the "Depository") and the circumstances under which any such Global Security or Securities may be registered for transfer or exchange, or authenticated and delivered, in the name of a person other than such Depository or its nominee, other than as set forth in the Indenture; (12) if other than the principal amount thereof, the portion of the principal amount of the Offered Securities which shall be payable upon declaration of acceleration of the maturity thereof; (13) any modification, amendment or addition to the covenants of the Company; (14) whether the Offered Securities shall be subject to defeasance or covenant defeasance, or such other means of satisfaction and discharge as may be specified therein; (15) any additional Events of Default; and (16) any other terms or provisions of the Offered Securities not inconsistent with the provisions of the Indenture.

     Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Special United States federal income tax considerations applicable to Debt Securities issued at an original issue discount are described under "Certain Federal Tax Considerations".

GLOBAL SECURITIES

     The specific terms of the depository arrangements with respect to any Debt Securities represented by a Global Security will be described in the applicable Prospectus Supplement.

     Debt Securities will be issuable only in fully registered form. Debt Securities of a series may be represented, in whole or in part, by one or more permanent global book-entry securities (each a "Global Security") in a denomination or aggregate denomination equal to the portion of the aggregate principal amount of Debt Securities of such series to be represented by such Global Security. Any such Global Security shall bear the legend required by the Indenture and may not be registered in the name of or transferred to a person other than the Depository or its nominee unless (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository, or if the Depository ceases to be a clearing agency registered under the 1934 Act, (ii) the Company instructs the Trustee in accordance with the Indenture that the Debt Securities represented by such Global Security shall be so exchangeable and the transfer thereof so registerable, or (iii) there shall have occurred and be continuing an Event of Default with respect to the Debt Securities of such series.

EXCHANGE REGISTRATION AND TRANSFER

     Debt Securities not represented by a Global Security may be presented for exchange or registration of transfer (with the form of transfer endorsed thereon duly executed) at the office or agency designated and maintained by the Company for such purpose. Such Debt Securities may be exchanged for a like aggregate principal amount of Debt Securities of other authorized denominations of such series. The transfer of such Debt Securities may also be registered in registry books kept at such office or agency (the "Debt Security Register"). No service charge shall be made for any exchange or registration of transfer of such Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

     The Company shall not be required to exchange or register a transfer of (i) any Debt Securities of any series for a period of fifteen (15) days next preceding the mailing of the notice of any redemption of such Debt Securities of such series to be redeemed, or (ii) any such series selected, called or being called for redemption except, in the case of any such series to be redeemed in part, the portion thereof not to be so redeemed.

REDEMPTION

     Any terms for the optional or mandatory redemption of the Debt Securities will be set forth in the applicable Prospectus Supplement. Except as shall otherwise be provided with respect to the Debt Securities redeemable at the option of the holder, such Debt Securities will be redeemable only upon notice, by mail, not less than thirty (30) nor more than sixty (60) days prior to the date fixed for redemption and, if less than all of the Debt Securities of any series are to be redeemed, the Trustee shall select the particular Debt Securities to be redeemed in such manner as it deems fair and appropriate. If less than all of the Debt Securities represented by a Global Security are to be redeemed, the beneficial interest to be redeemed will be selected by the Depository as described in the applicable Prospectus Supplement.

COVENANTS

     The Indenture contains the covenants summarized below, which are applicable so long as any of the Debt Securities are outstanding.

     The Company will cause (or, with respect to property owned in common with others, make reasonable effort to cause) all its properties used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order and will cause (or, with respect to property owned in common with others, make reasonable effort to cause) to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as, in the judgment of the Company, may be necessary so that the business carried on in conjunction therewith may be properly conducted; provided, however, that the foregoing shall not prevent the Company from discontinuing, or causing the discontinuance of, the operation and maintenance of any of its properties if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business.

     The Company will not create, assume or suffer to exist, and will not permit any subsidiary to create, assume or suffer to exist, except in favor of the Company, any mortgage, pledge or other lien or encumbrance of or upon any of its properties or assets (including stock and other securities of subsidiaries) without making effective provisions to secure equally and ratably the Debt Securities then outstanding and other indebtedness entitled to be so secured, except that the Company or a subsidiary, without so securing the Debt Securities, may create, assume or suffer to exist (a) certain purchase money and existing liens in connection with property acquisitions and the extension, renewal or refunding of the same, (b) pledges of current assets, in the ordinary course of business to secure current liabilities, (c) liens on property to secure obligations to pay all or a part of the purchase price of such property only out of or measured by oil or gas production or the proceeds thereof, or liens upon production from oil and gas property or the proceeds of such production, to secure obligations to pay all or part of the expenses of exploration, drilling or development of such property only out of such production or proceeds, (d) mechanics' or materialman's liens, certain good faith deposits, deposits to secure public or statutory obligations, deposits to secure, or in lieu of, surety, stay or appeal bonds, and deposits as security for payment of taxes, assessments or similar charges and liens or security interests created in connection with bid or completion bonds, (e) liens arising by reason of deposits with, or the giving of security to, a governmental agency as a condition to the transaction of business or the exercise of a privilege or license, or to enable the Company or a subsidiary to maintain self-insurance or participate in any funds established to cover any insurance risks in connection with workmen's compensation, unemployment insurance, old age pension or other social security, (f) pledges or assignments of accounts receivable, including customers' installment paper, to banks or others (including to or by any subsidiary which is principally engaged in the business of financing the business of the Company and its subsidiaries) made in the ordinary course of business, (g) liens of taxes or assessments for the current year or not due or being contested in good faith and against which an adequate reserve has been established, (h) judgments or liens the finality of which is being contested and execution on which is stayed, (i) assessments or similar encumbrances the existence of which does not impair the use of the property subject thereto for the purposes for which it was acquired, (j) certain landlords' liens so long as the rent secured thereby is not in default, and (k) liens on the assets of any limited liability company organized under a limited liability company act of any state which limited liability company is treated as a partnership for federal income tax purposes.

     Subject to the provisions described under "Consolidation, Merger or Sale", the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (charter and statutory) and franchises of the Company and its subsidiaries; provided, however, that the Company shall not be required to preserve, or cause any subsidiary to preserve, any such right or franchise or to keep in full force and effect the corporate existence of any subsidiary if, in the judgment of the Company, preservation thereof is no longer desirable in the conduct of the business of the Company and the loss thereof is not disadvantageous in any material respect to the holders of any series of Debt Securities.

     Unless otherwise indicated in the Prospectus Supplement, the covenants contained in the Indenture and the Securities would not necessarily afford holders protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders.

CONSOLIDATION, MERGER OR SALE

     The Company will not consolidate with or merge into any other corporation or sell or convey all or substantially all of its assets to any person, firm or corporation unless (i) either the Company shall be the continuing corporation, or the successor corporation (if other than the Company) shall be a corporation organized and existing under the laws of the United States of America or a state thereof or the District of Columbia and such corporation shall expressly assume, by supplemental indenture, the due and punctual payment of the principal, premium (if any) and interest on all the Debt Securities and the performance of all of the covenants of the Company under the Indenture, (ii) the Company or such successor corporation, as the case may be, shall not, immediately after such merger or consolidation, or such sale or conveyance, be in default in the performance of any such covenant or condition, and (iii) the Company will have delivered to the Trustee an Opinion of Counsel as provided in the Indenture.

PAYMENT AND PAYING AGENT

     The principal, premium (if any) and interest (if any) on Debt Securities not represented by a Global Security shall be payable in New York Clearing House Funds at the office or agency of the Paying Agent or Paying Agents as the Company may designate from time to time, provided that, at the option of the Company, interest may be paid by check mailed to the holders entitled thereto at their last addresses as they appear in the Debt Security Register.

     The Trustee is initially designated as the Company's sole Paying Agent and the principal corporate trust office of Citibank, N.A., in the Borough of Manhattan, the City of New York, is initially designated as the office where the Debt Securities may be presented for payment, for the registration of transfer and for exchange and where notices and demands to or upon the Company in respect of the Debt Securities or of the Indenture may be served.

     Unless otherwise indicated in the applicable Prospectus Supplement, interest payments shall be made to the person in whose name any Debt Security is registered at the close of business on the record date with respect to an interest payment date.

     All moneys paid by the Company to a Paying Agent for the payment of principal, premium (if any) or interest on any Debt Security of any series which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company, and the holder of such Debt Security will thereafter look only to the Company for payment thereof.

DEFAULTS AND RIGHTS OF ACCELERATION

     The following are Events of Default under the Indenture with respect to a particular series of Debt Securities:

          (a) default in the payment of the principal or premium (if any) on any of the Debt Securities of such series when due and payable;

          (b) default in the payment of any installment of interest upon any of the Debt Securities of such series when due and payable, and continuance of such default for a period of thirty (30) days;

          (c) default in the payment of any sinking or purchase fund payment or analogous obligation when due and payable;

          (d) failure to observe or perform any other covenants or agreements of the Company for a period of ninety (90) days after written notice of such failure has been given as provided in the Indenture;

          (e) a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company (including a default with respect to Debt Securities of any series other than that series) or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company (including the Indenture) whether such indebtedness now exists or shall hereafter be created, which default shall constitute a failure to pay in excess of $50,000,000 principal amount of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto or shall have resulted in an excess of $50,000,000 of principal amount of such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of ten (10) days after there shall have been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in principal amount of the outstanding Debt Securities of that series a written notice specifying such default and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a "Notice of Default" thereunder; or

          (f) certain events in bankruptcy, insolvency or other similar occurrences.

     The Indenture provides that if an Event of Default described in clause (a),
(b), (c), (d) or (e) shall have occurred and is continuing, and in each and every such case, unless the principal amount of all the Debt Securities of such series shall have already become due and payable, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of all series affected thereby then outstanding, by notice in writing to the Company (and to the Trustee if given by securityholders) may declare the principal amount of all the Debt Securities (or, with respect to Discount Debt Securities, as defined below under "Certain Federal Tax Considerations", such lesser amount as may be specified in the terms of such Debt Securities) affected thereby to be due and payable immediately, or, if an Event of Default described in clause (f) shall have occurred and is continuing, and unless the principal of all the Debt Securities of such series shall have already become due and payable, either the Trustee or the holders of not less than 25% in aggregate principal amount of all the Debt Securities then outstanding, by notice in writing to the Company (and to the Trustee if given by securityholders), may declare the principal of all the Debt Securities (or, with respect to Discount Debt Securities, such lesser amount as may be specified in the terms of such Debt Securities) to be due and payable immediately. Upon certain conditions, such declarations may be annulled and certain past defaults may be waived by the holders of a majority of the principal amount of outstanding Debt Securities of such series. For information as to waiver of defaults, see "Meetings; Modification of the Indenture; Waiver."

     The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance.

     Under the Indenture, the Trustee must give to the holders of each series of Debt Securities notice of all uncured defaults with respect to such series within ninety (90) days after the occurrence of such a default;

provided that, except in the case of default in the payment of principal, premium (if any) or interest on any of the Debt Securities, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the Debt Securities of such series.

MEETINGS; MODIFICATION OF THE INDENTURE; WAIVER

     The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of all series of the Debt Securities to be affected at the time outstanding under the Indenture (voting as one class), to enter indentures supplemental to or modifying the Indenture or the rights of the holders of such Debt Securities, except that no such modification shall (a) extend the fixed maturity, reduce the principal amount or redemption premium (if any) or reduce the rate or extend the time of payment of interest on any Debt Security without the consent of the holder of each Debt Security so affected; or (b) reduce the percentage in principal amount of the outstanding Debt Securities, the consent of whose holders is required for any such modification, without the consent of the holders of all Debt Securities then outstanding.

     Without the consent of any holders of Debt Securities, the Company and the Trustee may enter into one or more supplemental indentures (which shall conform to the provisions of the Trust Indenture Act as in force at the date of the execution thereof) for any of the following purposes:

          (a) to evidence the succession of another corporation to the Company, or successive successions and the assumption by the successor corporation of the covenants, agreements and obligations of the Company pursuant to Article Eleven of the Indenture;

          (b) to add to the covenants of the Company for the protection of the holders of the Debt Securities, and to make the occurrence, or the occurrence or continuance, of a default in any of such additions, an Event of Default permitting the enforcement of all remedies provided in the Indenture, with such period of grace, if any, and subject to such conditions as such supplemental indenture may provide;

          (c) to provide for the issuance under this Indenture of Debt Securities, whether or not then outstanding, in coupon form (including Debt Securities registrable as to principal only) and to provide for exchangeability of such Debt Securities with Debt Securities issued hereunder in fully registered form and to make all appropriate changes for such purpose;

          (d) to modify, eliminate or add to the provisions of this Indenture to such extent as shall be necessary to effect the qualification of the Indenture under the Trust Indenture Act, or under any similar federal statute hereafter enacted, and to add to the Indenture such other provisions as may be expressly permitted by the Trust Indenture Act, excluding, however, the provisions referred to in Section 316(a)(2) of the Trust Indenture Act or any corresponding provision in any similar federal statute hereafter enacted;

          (e) to convey, transfer, assign, mortgage or pledge any property to or with the Trustee;

          (f) to evidence and provide for the acceptance and appointment hereunder of a successor trustee with respect to the Debt Securities of one or more series and to add or change any provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts by more than one trustee;

          (g) to change or eliminate any provision of the Indenture or to add any new provision to the Indenture; provided that if such change, elimination or addition will adversely affect the interests of the holders of the Debt Securities of any series in any material respect, such change, elimination or addition will become effective with respect to such series only when there is no Debt Security of such series remaining outstanding under the Indenture;

          (h) to provide collateral security for the Debt Securities;

          (i) to change any place where (1) the principal, premium (if any) and interest on Debt Securities of any series shall be payable; (2) any Debt Securities of any series may be surrendered for registration of transfer; (3) Debt Securities of any series may be surrendered for exchange; and (4) notices and demands to or upon the Company in respect of the Debt Securities of any series and the Indenture may be served; and

          (j) to establish the form or terms of Debt Securities of any series as permitted by the Indenture.

     The Trustee is authorized by the Indenture to join with the Company in the execution of any such supplemental indenture, to make any further appropriate agreements and stipulations which may be therein contained and to accept the conveyance, transfer, assignment, mortgage or pledge of any property thereunder, but the Trustee shall not be obligated to enter into any such supplemental indenture which adversely affects the Trustee's own rights, duties or immunities under the Indenture or otherwise. No supplemental indenture shall be effective as against the Trustee unless and until the Trustee has duly executed and delivered the same.

     The Indenture contains provisions for convening meetings of the holders of Debt Securities of a series. A meeting may be called at any time by the Trustee, and also by the Company or the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of any series if the Trustee fails to call the meeting upon request of the Company or such holders. Notice of every meeting of securityholders, setting forth the time and place in the Borough of Manhattan, the City of New York, of such meeting and in general terms the action proposed, shall be mailed to all holders of Debt Securities of the applicable series as the names and addresses of such holders appear on the Debt Security Register.

     Each holder of Debt Securities of a series with respect to which a meeting is being held (or such holder's proxy) shall be entitled to one vote for each $1,000 outstanding principal amount of Debt Securities held (or represented) by him. The vote upon any resolution submitted to any meeting of securityholders shall be by written ballot.

     The holders of a majority in principal amount of the outstanding Debt Securities of all series affected thereby (voting as one class) may waive compliance by the Company of covenants or conditions provided for in the Indenture. The holders of a majority in principal amount of the outstanding Debt Securities of each series may, on behalf of the holders of all the Debt Securities of such series, waive any past default under the Indenture, except a default (1) in the payment of principal, premium (if any) or interest on any Debt Security of such series, or (2) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected.

COLLECTION OF INDEBTEDNESS, ETC.

     The Indenture also provides that in the event of a failure by the Company to make payment of principal, premium, interest, or any mandatory sinking fund requirements on the Debt Securities (and in the case of payment of interest or any mandatory sinking fund payment, such failure to pay shall have continued for thirty (30) days) the Company will, upon demand of the Trustee, pay to it, for the benefit of the holders of the Debt Securities, the whole amount then due and payable on the Debt Securities for principal or premium (if any) and interest, with interest on the overdue principal and, to the extent payment of interest shall be legally enforceable, upon overdue installments of interest at the rate borne by the Debt Securities. The Indenture further provides that if the Company fails to pay such amount forthwith upon such demand, the Trustee may, among other things, institute a judicial proceeding for the collection thereof. However, the Indenture provides that notwithstanding any other provision of the Indenture, the holder of any Debt Security shall have the right to institute suit for the enforcement of any payment of principal and interest on such Debt Security on the respective stated maturities expressed in such Debt Security and that such right shall not be impaired without the consent of such holder.

     The holders of a majority in principal amount of the Debt Securities of each series then outstanding under the Indenture shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee; provided, that the holders shall have offered to the Trustee reasonable indemnity against expenses and liabilities.

SATISFACTION AND DISCHARGE

     Under the terms of the Indenture, the Company may satisfy and discharge its obligations under the Indenture if, at any time, (1) the Company shall have delivered to the Trustee for cancellation all Debt Securities of any series theretofore authenticated or (2) all such Debt Securities of such series not theretofore delivered to the Trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption, and the Company shall deposit or cause to be deposited with the Trustee as trust funds (a) an amount of money which will be sufficient, or (b) Government Obligations, the principal and interest on which when due, without any regard to reinvestment thereof, will provide monies which will be sufficient, or (c) a combination of (a) and (b) which will be sufficient, to pay at maturity or upon redemption all Debt Securities of such series not theretofore delivered to the Trustee for cancellation, including principal, premium (if any) and interest due or to become due to such date of maturity or date fixed for redemption, as the case may be.

     If the conditions of either (1) or (2) above are satisfied, the Company shall also pay or cause to be paid all other sums payable by the Company under the Indenture with respect to such series, and then the Indenture shall cease to be of further effect with respect to the Debt Securities of such series, and the Trustee, on demand of and at the cost and expense of the Company, shall execute proper instruments acknowledging satisfaction of and discharging the Indenture with respect to the Debt Securities of such series. The Company agrees to reimburse the Trustee for any costs or expenses thereafter reasonably and properly incurred by the Trustee in connection with the Indenture or the Debt Securities of such series.

     In addition, under the Indenture the Company will be discharged from any and all obligations in respect of the Debt Securities of any series (except in each case for certain obligations to register the transfer or exchange of Debt Securities, replace stolen, lost or mutilated Debt Securities, maintain paying agencies and hold moneys for payment in trust) if the Company deposits with the Trustee, in trust, money, Government Obligations, or a combination thereof, in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest on, Debt Securities of such series on the dates such payments are due in accordance with the terms of such Debt Securities. Such defeasance and discharge will become effective after the Company has, among other things, delivered to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the Debt Securities of such series to recognize income, gain or loss for federal income tax purposes, or a copy of a ruling or other formal statement or action to such effect received from or published by the United States Internal Revenue Service (the "IRS").

NOTICES

     Any notice or demand required or permitted to be given or served by the Trustee or by the holders of Debt Securities to or on the Company may be given or served by postage prepaid first class mail addressed (until another address is filed by the Company with the Trustee) as follows: Piedmont Natural Gas Company, Inc., 1915 Rexford Road, Post Office Box 33068, Charlotte, North Carolina 28233, Attention: Ted C. Coble, Vice President and Treasurer and Assistant Secretary.

     Any notice, direction, request or demand by any securityholder to or upon the Trustee shall be deemed to have been sufficiently given or made, if given or made in writing at the principal corporate trust office of the Trustee in the Borough of Manhattan, the City of New York.

     Any notice to be given to the securityholders of the Debt Securities will be given by mail to the addresses of such holders as they appear in the Debt Security Register.

TITLE

     The Company, the Trustee and any agent of the Company or the Trustee may deem the person in whose name such Debt Security shall be registered upon the books of the Company (which, in the case of Debt Securities represented by a Global Security, shall be the Depository or its nominee) to be the absolute owner of such Debt Security (whether or not such Debt Security shall be overdue and notwithstanding any notation of ownership or other writing thereon), for the purpose of receiving payment and for all other purposes.

REPLACEMENT OF DEBT SECURITIES

     In case any Debt Security shall become mutilated or be destroyed, lost or stolen, the Company, in the case of a mutilated Debt Security shall, and in the case of a lost, stolen or destroyed Debt Security may in its discretion, provide a new Debt Security of the same series. The applicant for a substituted Debt Security shall furnish to the Company and the Trustee such security or indemnity as may be required by them to save each of them harmless, and, in every case of destruction, loss or theft, the applicant shall also furnish evidence of the destruction, loss or theft of such Debt Security and of the ownership thereof. The Company may require the payment of a sum sufficient to cover any tax, governmental charge or other charges that may be imposed in relation to the issuance of a substituted Debt Security and in addition a further sum not exceeding two dollars for each Debt Security so issued in substitution.

GOVERNING LAW

     The Indenture is and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

CONCERNING THE TRUSTEE

     Subject to the provisions of the Indenture relating to its duties, the Trustee will be under no obligation to expend or risk its own funds or to incur any personal financial liability in the performance of its duties under the Indenture, or to exercise any of its rights or powers under the Indenture, if there are reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. Subject to such provisions, the holders of a majority in principal amount of the Debt Securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indenture, or exercising any trust or power conferred on the Trustee.

     Citibank, N.A., Trustee under the Indenture, has commercial banking relationships with the Company. Citibank, N.A., is an affiliate of Citicorp Securities, Inc., which is one of the agents for the Company's medium-term note program.

                       CERTAIN FEDERAL TAX CONSIDERATIONS

     The following summary of the principal Federal income tax consequences of the purchase, ownership and disposition of the Debt Securities is based upon the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect. It deals only with Debt Securities held as capital assets by initial purchasers (unless otherwise specified) and does not purport to deal with purchasers in special tax situations, such as foreign corporations, nonresident aliens, financial institutions, tax-exempt organizations, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Debt Securities as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency (as defined in section 985 of the Code) is not the United States dollar. Prospective purchasers of the Debt Securities should consult their own tax advisors concerning the application of Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Debt Securities arising under the laws of any other taxing jurisdiction.

     PAYMENTS OF INTEREST. Generally, payments of interest on a Debt Security will be taxable to a holder as ordinary interest income at the time such payments are accrued or are received, in accordance with the holder's regular method of accounting for Federal income tax purposes.

ORIGINAL ISSUE DISCOUNT

     GENERAL. The following summary is a general discussion of the Federal income tax consequences to holders of the purchase, ownership and disposition of Debt Securities issued with original issue discount ("Discount Debt Securities").

     For Federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a Debt Security over its issue price, if such excess equals or exceeds a de minimis amount (generally defined as 1/4 of 1-percent of the Debt Security's stated redemption price at maturity multiplied by the number of complete years to its maturity from the issue date). The issue price of each Debt Security in an issue of Debt Securities is the first price at which a substantial amount of such issue of Debt Securities has been sold (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The stated redemption price at maturity of a Debt Security generally is the sum of all payments provided by the Debt Security other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate.

     Generally, if a Debt Security bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such Debt Security (e.g., Debt Securities with teaser rates or interest holidays), then for purposes of determining whether the Debt Security has original issue discount exceeding a de minimis amount, the Debt Security's stated redemption price at maturity is treated as equal to the Debt Security's issue price plus the greater of "foregone interest" or the excess of the Debt Security's stated principal amount over its issue price. The amount of "foregone interest" is the amount of additional stated interest that would be required to be payable on the Debt Security during the period of the teaser rate, holiday or shortfall so that all stated interest would be qualified stated interest.

     Payments of qualified stated interest on a Debt Security are taxable to a holder as ordinary interest income at the time such payments are accrued or are received, in accordance with the holder's regular method of tax accounting. A holder of a Discount Debt Security having a maturity of more than one year from the date of issue must include original issue discount in income as ordinary interest for Federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such holder's regular method of tax accounting. In general, the amount of original issue discount included in income by the initial holder of a Discount Debt Security is the sum of the daily portions of original issue discount with respect to such Discount Debt Security for each day during the taxable year on which such holder held such Discount Debt Security. The "daily portions" of original issue discount on any Discount Debt Security are determined by allocating to each day in an accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the Discount Debt Security as long as (i) each accrual period is no longer than one year, and (ii) each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between (i) the product of the Discount Debt Security's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and (ii) the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of a Discount Debt Security at the beginning of the first accrual period is simply the issue price. Thereafter, the "adjusted issue price" of a Discount Debt Security is the sum of the issue price plus the amount of original issue discount previously includible in the gross income of the holder reduced by the amount of any payment previously made on the Discount Debt Security other than a payment of qualified stated interest. Under these rules, holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

     ACQUISITION PREMIUM. A holder who purchases a Discount Debt Security for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Discount Debt Security after the purchase date, other than payments of qualified stated interest, will be considered to have purchased the Discount Debt Security at an "acquisition premium." Under the acquisition premium rules, the amount of original issue discount which a holder must include in its gross income with respect to such Discount Debt Security for any taxable year (or portion thereof in which the holder holds the Discount Debt Security) will be reduced by an amount which would be the daily portion for such day multiplied by the acquisition premium fraction. The numerator of the "acquisition premium fraction" is the excess of the holder's adjusted basis in the Debt Security immediately after its purchase over the adjusted issue price of the Debt Security, and the denominator is the sum of the daily portions for such Debt Security for all days after the date of purchase and ending on the stated maturity date (i.e., the total original issue discount remaining on the Debt Security).

     Alternatively, rather than applying the acquisition premium fraction to reduce the daily portion of accrued original issue discount, a holder of a Debt Security may elect to compute original issue discount by treating the purchase as a purchase at original issuance and applying the mechanics of the constant yield method. Prior to making this election, holders of Debt Securities should consult their own tax advisors concerning the potential Federal income tax consequences to their particular situations.

     DEBT SECURITIES SUBJECT TO CONTINGENCIES. In general, if a Debt Security provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies and the timing and amounts of the payments that comprise each payment schedule are known as of the issue date, then the yield to maturity of the Debt Security is determined by assuming that the payments will be made according to the Debt Security's stated payment schedule. If based on all of the facts and circumstances as of the issue date, it is more likely than not that the Debt Security's stated payment schedule will not occur, then the yield to maturity of the Debt Security is computed on the payment schedule most likely to occur.

     Generally, special rules apply for determining the yield to maturity on Debt Securities which are subject to certain options. If the Company has an unconditional option or options to redeem a Debt Security or the holder has an unconditional option or options to cause the Debt Security to be repurchased, then (i) in the case of an option or options of the Company, the Company will be deemed to exercise or not exercise an option or combination of options in a manner that minimizes the yield on the Debt Security, and (ii) in the case of an option or options of the holder, the holder will be deemed to exercise or not exercise an option or combination of options in a manner that maximizes the yield on the Debt Security.

     If a contingency (including the exercise of an option) actually occurs, or does not occur, contrary to the assumptions made pursuant to the rules described above ("a change in circumstances"), then, solely for purposes of the accrual of original issue discount, the yield to maturity of the Debt Security is redetermined by treating the Debt Security as reissued on the date of the change of circumstances for an amount equal to its adjusted issue price on that date.

     ELECTION TO TREAT ALL INTEREST AS ORIGINAL ISSUE DISCOUNT. A holder of a Debt Security may elect to include in gross income all interest that accrues on the Debt Security by using the constant yield method described in "Original Issue Discount -- General" with certain modifications. For the purposes of this election, interest includes stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium.

     In applying the constant yield method to a Debt Security with respect to which this election has been made, (a) the issue price of the Debt Security will equal the electing holder's adjusted basis on the Debt Security immediately after acquisition, (b) the issue date of the Debt Security will be the date of acquisition by the electing holder, and (c) no payments on the Debt Security will be treated as payments of qualified stated interest. The election must be made for the taxable year in which the holder acquires the Debt Security and will generally apply only to the Debt Security (or Debt Securities) identified by the holder in a statement attached to the holder's timely filed Federal income tax return. The election may not be revoked without the consent of the IRS. If a holder makes the election with respect to a Debt Security with "amortizable bond premium" (as described in "Amortizable Premium"), then the electing holder is deemed to have elected to apply amortizable bond premium against interest with respect to all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) held by the electing holder as of the beginning of the taxable year in which the Debt Security (with respect to which the election is made) is acquired or thereafter acquired. The deemed election with respect to amortizable bond premium may not be revoked without the consent of the IRS.

     If the election to apply the constant yield method to all interest on a Debt Security is made with respect to a "Market Discount Debt Security" (as described in "Market Discount"), the electing holder will be deemed to have made an election to include market discount in income currently over the life of all debt instruments acquired during the first taxable year the election applies and all subsequent tax years. The election to currently include market discount in income may not be revoked without the consent of the IRS. Prior to making an election to treat all income of a Debt Security (or other debt instrument) as original issue discount, holders should consult with their own tax advisors as to the consequences resulting from such an election with respect to their own particular situations.

VARIABLE RATE DEBT INSTRUMENTS

     Generally, floating rate Debt Securities and indexed Debt Securities ("Variable Debt Securities") are subject to special rules whereby a Variable Debt Security will qualify as a "variable rate debt instrument" if (a) its issue price does not exceed the total noncontingent principal payments due under the Variable Debt Security by more than an amount equal to the lesser of (i) 0.015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date or (ii) 15-percent of the total noncontingent principal payments, (b) it provides for stated interest, paid or compounded at least annually, at (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate, or (iv) a single fixed rate and a single objective rate that is a qualified inverse floating rate, and (c) a qualified floating rate or objective rate in effect at any time during the term of the Debt Security is set at a current value of that rate (i.e., the value of the rate on any day that is no earlier than 3 months prior to the first day on which the value is in effect and no later than 1 year following that first day).

     A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Variable Debt Security is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than zero but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than zero but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Variable Debt Security together will constitute a single qualified floating rate. Two or more qualified floating rates will be conclusively presumed to meet the requirements of the previous sentence if the values of all rates on the issue date are within 25 basis points of each other. A variable rate is not a qualified floating rate if it is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless, generally, such restrictions are fixed throughout the term of the Debt Security or are not reasonably expected to significantly affect the yield on the Debt Security.

     An "objective rate" is a rate other than a qualified floating rate that is determined using a single fixed formula and which is based upon (i) one or more qualified floating rates, (ii) one or more rates where each rate would be a qualified floating rate for a debt instrument denominated in a currency other than the currency in which the Variable Debt Security is denominated, (iii) either the yield or changes in the price of one or more items of actively traded personal property (other than stock or debt of the issuer or a related party), or (iv) a combination of objective rates. Despite the foregoing, a variable rate of interest on a Variable Debt Security will not constitute an objective rate if it is reasonably expected that the average value of such rate during the first half of the Variable Debt Security's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Variable Debt Security's term. A "qualified inverse floating rate" is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds (disregarding yield restrictions such as caps, floors or governors).

     Generally, if a Variable Debt Security provides for stated interest at a fixed rate for an initial period of less than one year followed by a variable rate that is either a qualified floating rate or an objective rate for a subsequent period, and the value of the variable rate on the Variable Debt Security's issue date is intended to approximate the fixed rate, then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be. A fixed rate and a variable rate will be conclusively presumed to meet the previous requirements if the value of the variable rate on the issue date of the Variable Debt Security does not differ from the value of the fixed rate by more than 25 basis points.

     If a Variable Debt Security provides for stated interest at a single qualified floating rate or objective rate that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually, then (a) all stated interest with respect to the Debt Security is qualified stated interest, and (b) the amount of original issue discount, if any, is determined under the general original issue discount rules (as described in "Original Issue Discount -- General") by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the value, as of the issue date, of the qualified floating rate or qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Debt Security.

     If a Variable Debt Security does not provide for stated interest at a single qualified floating rate or objective rate, or at a single fixed rate (other than at a single fixed rate for an initial period), the amount of qualified stated interest and original issue discount on the Debt Security are generally determined by (i) determining a fixed rate substitute for each variable rate provided under the Variable Debt Security (generally, the value of each variable rate as of the issue date or, in the case of an objective rate that is not a qualified inverse floating rate, a rate that reflects the yield that is reasonably expected for the Debt Security), (ii) constructing the equivalent fixed rate debt instrument (using the fixed rate substitute described above), (iii) determining the amount of qualified stated interest and original issue discount with respect to the equivalent fixed rate debt instrument (by applying the general original issue discount rules as described in "Original Issue Discount -- General"), and (iv) making the appropriate adjustments for actual variable rates during the applicable accrual period.

     If a Variable Debt Security provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate and in addition provides for stated interest at a single fixed rate (other than a single fixed rate for an initial period), the amount of interest and original issue discount are determined as in the immediately preceding paragraph with the modification that the Variable Debt Security is treated, for purposes of the first three steps of the determination, as if it provided for a qualified floating rate (or qualified inverse floating rate, if the Debt Security provides for a qualified inverse floating rate) rather than the fixed rate. The qualified floating rate (or qualified inverse floating rate) replacing the fixed rate must be such that the fair market value of the Debt Security as of the issue date would be approximately the same as the fair market value of an otherwise identical debt instrument that provides for a qualified floating rate (or qualified inverse floating rate) rather than a fixed rate.

CONTINGENT DEBT INSTRUMENTS

     On December 16, 1994 the Treasury Department proposed new Regulations concerning the proper tax treatment of contingent payment debt instruments. The newly proposed Regulations supersede the prior Proposed Original Issue Discount Regulations of 1986 and the Treasury Regulations of 1991 relating to the treatment of contingent payment debt instruments. The proposed effective date of the newly proposed Regulations is 60 days after the date that the Regulations are finalized. Until such time as the proposed Regulations become effective, the treatment of contingent payment debt obligations appears to be governed by general Federal income tax principles. Holders of Debt Securities should consult their own tax advisors concerning the appropriate treatment of Debt Securities classified as contingent payment debt instruments.

SHORT TERM DEBT SECURITIES

     Generally, a cash basis holder of "Short-Term Debt Securities" (i.e., Debt Securities having a fixed maturity date not more than 1 year from the date of issue) is not required to accrue original issue discount for Federal income tax purposes unless it elects to do so. An election by a cash basis holder applies to all short-term obligations acquired on or after the beginning of the first taxable year to which the election applies, and for all subsequent taxable years unless the consent is secured from the IRS to revoke the election. Accrual basis holders and certain other holders, including banks, regulated investment companies, dealers in securities, common trust funds, holders who hold Short-Term Debt Securities as part of certain identified hedging transactions, certain pass-through entities and cash basis holders who so elect, are required to accrue original issue discount on Short-Term Debt Securities on either a straight-line basis or, at the election of the holder, under the constant yield method (based on daily compounding). In the case of a holder not required and not electing to include original issue discount in income currently, any gain realized on the sale or retirement of the Short-Term Debt Security will be ordinary income to the extent of the original issue discount accrued on a straight-line basis (unless an election is made to accrue the original issue discount under the constant yield method) through the date of sale or retirement. Holders who are not required and do not elect to accrue original issue discount on Short-Term Debt Securities will be required to defer deductions for interest on borrowings allocable to Short-Term Debt Securities in an amount not exceeding the deferred income until the deferred income is realized.

MARKET DISCOUNT

     A Debt Security, other than a Short-Term Debt Security, will be treated as purchased at a market discount (a "Market Discount Debt Security") if the amount for which a holder purchased the Debt Security is less than (i) the Debt Security's issue price (as determined above under "Original Issue Discount -- General"), (ii) the Debt Security's stated redemption price at maturity (in the case of a subsequent purchaser), or (iii) the Debt Security's "revised issue price" (in the case of a Discount Debt Security), and such excess is greater than or equal to 1/4 of 1-percent of such Debt Security's stated redemption price at maturity multiplied by the number of complete years to the Debt Security's maturity. If such excess is not sufficient to cause the Debt Security to be a Market Discount Debt Security, then such excess constitutes de minimis market discount. The Code provides that, for these purposes, the "revised issue price" of a Debt Security generally equals its issue price, increased by the amount of original issue discount that has accrued over the term of the Debt Security.

     Any gain recognized on the retirement or disposition of a Market Discount Debt Security will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on such Debt Security. Alternatively, a holder of a Market Discount Debt Security may elect to include market discount in income over the life of the Debt Security. Such election shall apply to all debt instruments with market discount acquired by the electing holder during the first taxable year to which the election applies and all subsequent tax years. This election may not be revoked without the consent of the IRS.

     Market discount on a Market Discount Debt Security will accrue on a straight-line basis unless the holder elects to accrue such market discount using a constant yield method. Such an election shall apply only to the Debt Security with respect to which it is made and may not be revoked. A holder of a Market Discount Debt Security that does not elect to include market discount in income currently generally will be required to defer deductions for interest in borrowings allocable to such Debt Security in an amount not exceeding the accrued market discount on such Debt Security until the maturity or disposition of such Debt Security.

AMORTIZABLE PREMIUM

     Generally, if a holder purchases a Debt Security for an amount that is greater than the sum of all amounts payable on the Debt Security after the purchase date other than payments of qualified stated interest, such holder will be considered to have purchased the Debt Security with "amortizable bond premium" equal in amount to such excess. A holder of such a Debt Security may elect to amortize such premium using a constant yield method over the remaining term of the Debt Security and may offset interest otherwise required to be included in respect of the Debt Security during any taxable year by the amortized amount of such excess for the taxable year. However, if the Debt Security may be optionally redeemed after the holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the Debt Security. Any election to amortize bond premium with respect to any Debt Security (or general debt obligation) applies to all taxable debt obligations held by the holder at the beginning of the first taxable year to which the election applies and to all debt obligations thereafter acquired in all subsequent tax years. The election may not be revoked without the consent of the IRS.

DISPOSITION OF A DEBT SECURITY

     Except as discussed above, upon the sale, exchange or retirement of a Debt Security, a holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such holder's adjusted tax basis in the Debt Security. A holder's adjusted tax basis in a Debt Security generally will equal such holder's initial investment in the Debt Security increased by any original issue discount included in income and any accrued market discount included in income, decreased by the amount of any payments that are not deemed qualified stated interest payments and amortizable bond premium applied to reduce interest with respect to such Debt Security. Such gain or loss generally will be long-term capital gain or loss if the Debt Security were held for more than one year.

BACKUP WITHHOLDING

     Backup withholding of Federal income tax at a rate of 31% may apply to payments made in respect of the Debt Securities to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's tax identification number ("TIN")) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Debt Securities to a holder must be reported to the IRS, unless the holder is an exempt recipient or establishes an exemption.

     In addition, upon the sale of a Debt Security to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or
(ii) the seller provides, in the required manner, certain identifying information. Such a sale must also be reported by the broker to the IRS, unless the broker determines that the seller is an exempt recipient.

     Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's Federal income tax provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

     The Debt Securities may be sold (i) to or through underwriting syndicates represented by managing underwriters, or by underwriters without a syndicate, such underwriters to be designated at the time of sale; (ii) through agents designated from time to time; or (iii) directly by the Company. The applicable Prospectus Supplement will set forth the terms of the offering of the Debt Securities, including the name or names of any underwriters or agents, the purchase price of such Debt Securities and the proceeds to the Company from such sales, any underwriting discounts, agency commissions and other items constituting underwriters' or agents' compensation, any initial public offering price, any discounts or concessions to be allowed or reallowed or paid to dealers and the securities exchanges, if any, on which such Debt Securities may be listed.

     If underwriters are used in the sale, the Debt Securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Such Debt Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate, all of which underwriters in either case will be designated in the Prospectus Supplement corresponding to such offering. Unless otherwise set forth in the applicable Prospectus Supplement, under the terms of the underwriting agreement, the obligations of the underwriters to purchase such Debt Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such Debt Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     The Debt Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Debt Securities with respect to which this Prospectus is delivered will be named, and any commission payable by the Company to such agent will be set forth, in the corresponding Prospectus Supplement. Unless otherwise indicated in the corresponding Prospectus Supplement, any such agent will be acting on a reasonable best-efforts basis for the period of its appointment.

     If so indicated in the applicable Prospectus Supplement, the Company may authorize underwriters or agents to solicit offers by certain institutions to purchase Debt Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ("Delayed Delivery Contracts") providing for payment and delivery on the future date or dates stated in the Prospectus Supplement. The amount of Debt Securities to be sold under each Delayed Delivery Contract and the aggregate amount of Debt Securities to be sold under all Delayed Delivery Contracts will be set forth in the Prospectus Supplement. Institutions with which Delayed Delivery Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions, but shall in all cases be subject to the approval of the Company in its sole discretion. The obligations of the purchaser under any Delayed Delivery Contract to pay for and take delivery of Debt Securities will not be subject to any conditions except that (i) the purchase of Debt Securities by such institution shall not at the time of delivery be prohibited under the laws of any jurisdiction to which such institution is subject; and (ii) any related sale of Debt Securities to underwriters shall have occurred. A commission set forth in the applicable Prospectus Supplement will be paid to underwriters or agents soliciting purchases of Debt Securities pursuant to Delayed Delivery Contracts accepted by the Company. The underwriters or agents will not have any responsibility in respect of the validity or performance of Delayed Delivery Contracts.

     All Debt Securities will be new issues of securities with no established trading market. Any underwriters to whom Debt Securities are sold by the Company for public offering and sale may make a market in such Debt Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Debt Securities.

     Underwriters and agents may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the 1933 Act, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof and to reimbursement by the Company for certain expenses. Underwriters and agents also may be customers of, engage in transactions with, or perform other services for the Company in the ordinary course of business.

                                 LEGAL OPINIONS

     The validity of the Debt Securities will be passed upon for the Company by Amos & Jeffries, L.L.P., P.O. Box 787, Greensboro, North Carolina 27402. Jerry
W. Amos, a partner in that law firm and General Counsel to and a Director of the Company, beneficially owned 43,707 shares of the Company's Common Stock as of May 1, 1995.

     Certain legal matters in connection with the issuance of the Debt Securities will be passed upon for any underwriters or agents by Mudge Rose Guthrie Alexander & Ferdon, LLP, 180 Maiden Lane, New York, New York 10038.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedule incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended October 31, 1994, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm, given upon their authority as experts in auditing and accounting.

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    NO DEALER, AGENT, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO
GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE AGENTS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF. THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               ------------------

                               TABLE OF CONTENTS

                                       PAGE
                                       ----
           PROSPECTUS SUPPLEMENT
Description of Notes................    S-2
Plan of Distribution of Notes.......   S-13
Validity of Notes...................   S-14
                PROSPECTUS
Available Information...............      2
Incorporation of Certain Documents
  by Reference......................      2
The Company.........................      3
Use of Proceeds.....................      3
Ratios of Earnings to Fixed
  Charges...........................      4
Description of Debt Securities......      4
Certain Federal Tax
  Considerations....................     12
Plan of Distribution................     18
Legal Opinions......................     19
Experts.............................     20

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                                  $150,000,000

                              PIEDMONT NATURAL GAS
                                 COMPANY, INC.

                               MEDIUM-TERM NOTES,
                                    SERIES B

                ------------------------------------------------

                             PROSPECTUS SUPPLEMENT
                ------------------------------------------------

                            BEAR, STEARNS & CO. INC.

                           CITICORP SECURITIES, INC.

                               SMITH BARNEY INC.
                            DATED SEPTEMBER 20, 1995
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